Exhibit 99


                                    For:      Kasper A.S.L., Ltd.

                                    Contact:  Joseph B. Parsons
                                              EVP and Chief Financial Officer
                                              (201) 864-0328

FOR IMMEDIATE RELEASE

   -- KASPER A.S.L., LTD. ANNOUNCES RESULTS OF AUCTION, AGREES TO BE ACQUIRED
                           BY JONES APPAREL GROUP --

NEW YORK - August 7, 2003 - Kasper A.S.L., Ltd. (KASPQ.OB) today reported the results of the auction which was conducted pursuant to Court-approved bidding procedures. Jones Apparel Group, Inc. (NYSE: JNY) was determined by the Special Committee of the Board of Directors to have made the highest offer to purchase the Company. The bid purchase price consists of $204 million in cash and the assumption of deferred liabilities, primarily pre-paid royalties, projected to be approximately $12.6 million at closing, for an aggregate value of $216.6 million. In addition, the purchase price is subject to adjustments. The transaction has the support of the Official Creditors' Committee.

John D. Idol, Chairman and Chief Executive Officer, said, "We are pleased with the bidding process and believe that it has enabled us to maximize the value of the Company and produce the best results for our customers, suppliers, creditors, and shareholders."

Jones' bid is subject to confirmation at a hearing in the Bankruptcy Court scheduled for August 14, 2003. If the bid is confirmed, the sale of the Company will be implemented through an amended plan of reorganization that will require, among other things, the approval of the requisite majority of the Company's creditors and confirmation by the Bankruptcy Court.

The Company anticipates that the transaction will be consummated by the end of the year.

Kasper A.S.L., Ltd. is a leading marketer and manufacturer of women's suits and sportswear. The Company's brands include Albert Nipon, Anne Klein, Kasper and Le Suit. These brands are sold in over 3,000 retail locations throughout the United States, Europe, the Middle East, Southeast Asia and Canada. The Company also licenses its Albert Nipon, Anne Klein, and Kasper brands for various men's and women's products.


This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Such forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those forward-looking

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statements. For a discussion of those risks and uncertainties, please see
"Disclosure Regarding Forward-Looking Information" in Kasper's Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on April 14, 2003 and Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on May 13, 2003. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.